Exhibit 10.56

EXECUTION COPY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of August 16, 2012, by and between Wayne A. Marasco (the “Consultant”), having an address at 43 Rice Street, Wellesley, Massachusetts 02481, and BioRestorative Therapies, Inc., a Nevada corporation (the “Company”), having offices at 555 Heritage Drive, Suite 130, Jupiter, Florida 33458.

WHEREAS, the Company is engaged in the business of operating a commercial business in three areas; cellular treatment of spinal disc diseases and disorders; treatment of obesity and metabolic disorders with adipose-derived cells or tissues; and cell derived products for cosmetic use (the “Business”); and

WHEREAS, the Company wishes the Consultant to focus exclusively on scientific matters on behalf of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.           Relationship.

(a)          The Consultant shall serve as Chairman of the Scientific Advisory Board (“SAB”) to the Company and render such advice and services to the Company as may be reasonably requested by the Company’s Chief Executive Officer (the “CEO”) from time to time, including the following (collectively, the “Services”):

(i)          Provide scientific advice and evaluation to the Company including with regard to the development of intellectual property and publications and the procurement of grants.

(ii)         Organize and attend any scheduled meetings including, but not limited to, two (2) SAB meetings per calendar year.

(iii)        Assist the CEO, the Chief Scientist and other employees and advisors in their work for the Company.

(iv)        Make presentations on behalf of the Company at trade shows, conferences and medical symposiums.

(v)         Seek to attract new SAB members.

(vi)        Cooperate in connection with public relations and other promotional activities with regard to scientific initiatives.

(b)          The Company shall not appoint new members to the SAB without the consent of the Consultant, such consent not to be unreasonably withheld.

(c)          The Consultant shall not be, and shall not represent himself to anyone as, an employee of the Company and shall not be entitled to any employment rights or benefits from the Company.

(d)          The Consultant agrees to use his best efforts to perform the Services hereunder and to advance the interests of the Company.

(e)          The relationship created hereunder is that of the Consultant acting as an independent contractor. It is expressly acknowledged and agreed that the Consultant shall not have any authority to bind the Company to any agreement or obligation with any third party.

(f)          In the performance of the Services, the Consultant shall travel as reasonably required by the Company.

2.           Compensation.

(a)          As compensation for the Services, the Consultant shall be paid an annual fee of $120,000 (the “Fee”) payable in equal monthly installments on the last day of each month during the Term (as hereinafter defined), subject to the provisions of paragraph (b) hereof. During the Term, additional cash and option grants may be awarded, at the discretion of the Compensation Committee, including in connection with the Consultant’s provision of services with respect to a Company submitted grant application or upon the Company meeting certain agreed upon milestones.

(b)          The Consultant recognizes that payment for the Services will not commence until the Company shall have hereafter raised at least $3,000,000 in financing (the “Financing”). The Company agrees that all Fees that are accrued and unpaid as of the closing of the Financing will be paid immediately upon receipt of the raised funds by the Company.

(c)          As additional compensation for the Services, the Consultant will be granted on the Commencement Date, pursuant to the Company’s 2010 Equity Participation Plan (the “Plan”) and a Stock Option Agreement dated as of the Commencement Date (the “Option Agreement”), a five (5) year option (the “Initial Option”) to purchase 6,000,000 shares (the “Initial Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”), which Initial Option shall be exercisable at an exercise price of $.028 per share and which shall vest and become exercisable as to one-third of the Initial Shares on the Commencement Date and one-third of the Initial Shares on each of one year and two year anniversaries of the Commencement Date (each, an “Initial Vesting Date”) provided that the Consultant shall have continued to provide Services to the Company as a consultant pursuant to the terms hereof through the particular Initial Vesting Date. The Initial Option shall otherwise be subject to all of the terms of the Plan, except that, if this Agreement is terminated by the Company without Cause (as hereinafter defined) prior to the end of the Term, the Initial Option shall vest immediately.

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(d)          As additional compensation for the Services, the Consultant will be granted on the Commencement Date, pursuant to the Plan and the Option Agreement, a five (5) year option (the “Additional Option” and together with the Initial Option, the “Options”) to purchase 4,000,000 shares (the “Additional Shares” and together with the Initial Shares, the “Shares”) of the Company’s Common Stock, which Additional Option shall be exercisable at an exercise price of $.028 per share and which shall vest and become exercisable (i) as to one-half of the Additional Shares, on the date, if any, on which during the Term the Company, as a direct result of the Consultant’s advisory efforts, receives a research grant of at least $150,000; and (ii) as to the other one-half of the Additional Shares, on the date, if any, on which during the Term the Company, as a direct result of the Consultant’s efforts, receives a research grant of at least an additional $150,000. Each date on which the Additional Option becomes exercisable is referred to as an “Additional Vesting Date”. The Additional Option will only vest on a particular Additional Vesting Date if the Consultant shall have continued to provide Services to the Company as a consultant pursuant to the terms hereof through such Additional Vesting Date. The Additional Option shall otherwise be subject to all of the terms of the Plan, except that, if this Agreement is terminated by the Company without Cause prior to the end of the Term, the Additional Option shall vest immediately. The Consultant acknowledges and agrees that the Company may reject any and all grant proposals in its sole discretion.

(e)          The Consultant will be eligible for additional options and stock grants in the discretion of the Compensation Committee.

(f)          For purposes hereof, the term “Cause” shall mean the Consultant’s (i) conviction of, or plea of nolo contendere to, (A) a felony or (B) a crime involving moral turpitude; (ii) commission of a fraud on, or misappropriation of any funds or property of, the Company; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Consultant’s duties; or (v) material breach of any provision of this Agreement, the Confidentiality Agreement or the Proprietary Rights Agreement, all as reasonably determined by the Company, which determination will be conclusive.

(g)          The Options and the Shares are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D and shall bear a “restrictive legend.” In connection with the Consultant’s acquisition of the Options and the Shares, the Consultant represents and warrants to the Company that (i) the Consultant is an "accredited investors" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (ii) the Consultant will not sell or otherwise transfer the Options or the Shares without registration under the Securities Act or an exemption therefrom; (iii) the Consultant has such knowledge and experience in financial and business matters that the Consultant is capable of evaluating the merits and risks of the Consultant’s investment in the Options and the Shares and is able to bear such risks; (iv) the Consultant is acquiring the Options and the Shares for the Consultant’s own account, for investment purposes only and not with a view to distribute or resell such securities in whole or in part; and (v) the Consultant has reviewed all reports, statements and other documents regarding the Company that have been filed with the Securities and Exchange Commission, including the risk factors set forth in the Company’s latest Annual Report on Form 10-K and other filings, as applicable.

(h)          During the Term, the Company will also pay for the Consultant's monthly Verizon (computer line), iPad (cellular data) and iPhone (AT&T) phone bills on a monthly basis and within 30 days of receipt of invoices therefor, up to an aggregate maximum of $500 per month.

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(i)          During the Term, the Company will also pay for the Consultant's personal disability insurance policies, due in February 2013, not to exceed $3,000 in total premiums reimbursed.

(j)          During the Term, the Company shall reimburse the Consultant for all reasonable (business class for trips scheduled to exceed three hours) air and ground travel and related expenses required by the Company for the performance of the Services if approved in advance in writing by the CEO and upon presentation of satisfactory invoices and receipts therefor, including attendance at SAB meetings.

(k)          The Consultant shall be solely responsible for all reporting and paying of any and all national, federal, state and local taxes, and for any contributions and withholding and any other claim related to or arising out of any compensation paid by the Company to the Consultant hereunder.

3.           Term and Termination. The term of this Agreement shall commence as of the date hereof (the “Commencement Date”) and shall terminate on the second anniversary of the Commencement Date. This Agreement may be terminated earlier by either party upon ninety (90) days prior written notice (the “Termination Notice”); provided, however, that the Company may terminate this Agreement for Cause upon written notice to the Consultant and without any further liability or obligation to the Consultant and provided further that, in the event such termination is by the Company without Cause, the Consultant shall receive a payment equal to the Fee, net of amounts paid to the Consultant following delivery of the Termination Notice (or the balance of the amounts payable hereunder for the remainder of the Term, if less), in each case paid at the same rate as the Fee is payable hereunder as set forth in Section 2(a) hereof.

4.           Confidentiality. The Consultant represents that he has executed and is bound by the terms of a Confidentiality Agreement with the Company, dated June 21, 2012 (the “Confidentiality Agreement”). Concurrently herewith, the Consultant is executing and delivering to the Company a Confidentiality, Proprietary Rights and Restrictive Covenant Agreement in the form attached hereto as Exhibit A (the “Proprietary Rights Agreement”).

5.           Consultant’s Representations and Warranties. The Consultant represents and warrants to the Company as follows:

(a)          The Consultant is not under any legal obligation, including any obligation of confidentiality or non-competition, which prevents the Consultant from executing or fully performing this Agreement, or which would render such execution or performance a breach of contract with any third party, or which would give any third party any rights in any intellectual property which might be developed by the Consultant hereunder; and

(b)          The Consultant’s performance hereunder will not give rise to any right or claim by any third party, including, but not limited to, any of the Consultant’s employers or any person to whom the Consultant has provided or currently provides consulting services, to any intellectual or other property or rights of the Company.

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6.           Restriction of Consulting

(a)          The Company recognizes that the Consultant is a Faculty Member at Harvard Medical School and Dana-Farber Cancer Institute and as such is subject to Conflicts of Interest and Commitment policies of both organizations. As such, the Company recognizes that the Consultant will spend no more than ten percent (10%) of his time as a consultant or a member of the SAB of the Company. In addition, the Consultant’s position cannot entail any fiduciary or other responsibilities that are required to operate a material segment of the operations of the Company’s business.

(b)          The Company acknowledges the Dana-Farber Cancer Institute’s standard consulting agreement provisions attached hereto as Exhibit B (the “DFCI Standard Agreement”) and that the Company has reviewed and approved them as part of this Agreement.

(c)          The Company recognizes that the Consultant may desire to start his own company and nothing in this Agreement shall be construed to the limit the Consultant in any way with such endeavor, except that the Consultant agrees to be bound by the restrictions set forth in the Confidentiality Agreement and the Proprietary Rights Agreement and provided that such endeavor does not interfere with the performance by the Consultant of his responsibilities hereunder.

7.           Notices. Notices to any party hereunder shall be deemed to be sufficiently given if delivered personally or sent by certified mail, return receipt requested, with proper postage affixed, to the address of such party set forth herein, or to such other address as may be specified by either party by notice to the other party hereto. Notices shall be deemed given when delivered, if delivered personally, or on the third business day after mailing, as provided above.

8.           Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the parties will negotiate in good faith to restore the unenforceable provision to an enforceable state and to provide reasonable additions or adjustments to the terms of the other provisions of this Agreement so as to render the whole Agreement valid and binding to the fullest extent possible, and in any event, this Agreement shall be interpreted to be valid and binding to the fullest extent possible.

9.           Miscellaneous.

(a)          This Agreement shall be governed by, and construed pursuant to the laws of the Commonwealth of Massachusetts, applicable to agreements made and performed wholly within such State. Any disputes under this Agreement shall be resolved by appropriate proceedings in the Commonwealth of Massachusetts.

(b)          The effectiveness of this Agreement shall be subject to approval by the Company’s Board of Directors.

(c)          This Agreement may not be changed orally, but may be changed only in a writing executed by the party to be charged with enforcement.

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(d)          This agreement, together with the Confidentiality Agreement, the Proprietary Rights Agreement and the DFCI Standard Agreement, contains the sole and entire agreement and understanding between the Company and the Consultant with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes and replaces any prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
CEO

CONSULTANT

Wayne A. Marasco

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